Exhibit 21.1
Subsidiaries of the Registrant

Moldflow Scandinavia AB (Sweden)
Moldflow International Pty. Ltd. (Australia)
Moldflow Pty. Ltd. (Australia)
Moldflow Italia S.r.l (Italy)
Moldflow Korea Ltd. (Korea)
Moldflow (Europe) Ltd. (United Kingdom)
Moldflow Vertriebs GmbH (Germany)
Moldflow Japan KK (Japan)
Moldflow Singapore Pte. Ltd. (Singapore)
Moldflow France (France)
Moldflow B.V. (Netherlands)
Moldflow Taiwan, Inc. (Taiwan)
Moldflow Ireland, Ltd. (Ireland)
Moldflow Iberia S.L. (Spain)
Moldflow Merger Corp. (Delaware)
Moldflow Securities Corp. (Massachusetts)